Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Tempest Therapeutics, Inc. (the “Company,” or “we,” “us,” and “our”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (a) our common stock and (b) Series A junior participating preferred purchase rights (“Series A Preferred Shares”).

The following descriptions of our capital stock, provisions of our restated certificate of incorporation, as amended (the “Restated Certificate”), amended and restated bylaws (the “Bylaws”), certificate of designation of rights, preferences and privileges of Series A Preferred Shares (the “Certificate of Designations”), the Rights Agreement (as defined below), and certain provisions of Delaware law are summaries and do not purport to be complete. You should also refer to the Restated Certificate, the Bylaws, the Certificate of Designations, and the Rights Agreement which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read these documents for additional information.

General

Our Restated Certificate authorizes us to issue up to 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share, of which 100,000 shares are designated as Series A Preferred Shares. All other shares of preferred stock are undesignated. For a description of the rights of our Series A Preferred Shares, see below under the heading “Preferred Stock Purchase Rights.”

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election.

Subject to preferences that may apply to any outstanding preferred stock, holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of Preferred Shares, upon issuance of any such shares, and of any other series of preferred stock that we may designate and issue in the future.

Preferred Stock

Pursuant to our Restated Certificate, our board of directors has the authority to determine the number, rights, preferences, privileges and restrictions of each series of preferred stock that it may, from time to time, issue, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The General Corporation Law of the State of Delaware (“DGCL”), the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Preferred Stock Purchase Rights

On October 10, 2023, our board of directors declared a dividend of one preferred share purchase right (“Right”) to purchase one-thousandth of one share of Series A Preferred Shares for each outstanding share of our common stock to the stockholders of record as of the close of business on October 23, 2023 (the “Record Date”), and adopted a limited duration stockholder rights plan (the “Rights Plan”), as set forth in the Rights Agreement, dated as of October 10, 2023, as amended by Amendment No. 1 to Rights Agreement, dated as of October 9, 2024, and as further amended by Amendment No. 2 to Rights Agreement, dated as of December 5, 2024 (collectively, the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as Rights Agent. The Rights Agent currently serves as our transfer agent with respect to our common stock and also has been appointed transfer agent with respect to the Series A Preferred Shares, if any, that may be issued pursuant to the exercise of rights under the Rights Agreement. The Rights will expire immediately following our 2025 Annual Meeting of Stockholders, or, if our stockholders approve the Rights Plan at or prior to such meeting, on October 10, 2026 (“Final Expiration Date”), unless the rights are earlier redeemed or exchanged by the Company. We do not have any obligation under the Rights Agreement to seek stockholder approval for the Rights Plan.

In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of the outstanding shares of our common stock without the approval of our board of directors.

The Rights

The Rights will not be exercisable and will trade with shares of our common stock until the earlier to occur of (a) the tenth calendar day (or such later date as may be determined by our board of directors) after a person or group acquires beneficial ownership of 10% (15% in the case of a passive institutional investor) or more of our outstanding common stock (an “Acquiring Person”) or (b) the tenth business day (or such later date as may be determined by action of our board of directors prior to such time as any person or entity becomes an Acquiring Person) following the date of commencement of, or the first announcement of, an intention to commence, a tender offer or exchange offer, the consummation of which would result in any person or entity or group of persons or entities acting in concert becoming an Acquiring Person; provided, however, the term “Acquiring Person” is subject to certain customary exceptions whereby certain stockholders that would have otherwise been an Acquiring Person are excluded from the definition of “Acquiring Person.” Any Rights held by an Acquiring Person are null and void and may not be exercised. Any stockholders with beneficial ownership of our common stock above the applicable threshold as of the time of this announcement are grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights. Prior to exercise, the Right does not give its holder any dividend, voting or liquidation rights.

Exercise Price

The date when the Rights separate from our common stock and become exercisable is referred to herein as the “Distribution Date.” After the Distribution Date, each Right will entitle the holder to purchase one-thousandth (1/1000th) of a Preferred Share for $25.00, subject to adjustment (the “Exercise Price”). Each one-thousandth (1/1000th) of a Series A Preferred Share has economic terms similar to that of one share of our common stock. The Exercise Price payable, and the number of Series A Preferred Shares or other securities or other property issuable upon exercise of the Rights will be subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares. The exercise of Rights to purchase Series A Preferred Shares will at all times be subject to the availability of a sufficient number of authorized but unissued Series A Preferred Shares. Notwithstanding the foregoing, with certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise

Price. No fractional shares will be issued (other than fractions which are integral multiples of the number of one one-hundredth (1/100th) of a Series A Preferred Share issuable upon the exercise of one Right, which may, at our election, be evidenced by depositary receipts), and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading day prior to the date of exercise.

Consequences of a Person or Group Becoming an Acquiring Person

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Flip-In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person or its affiliates may, for the Exercise Price, purchase shares of our common stock with a market value of twice the Exercise Price.
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Exchange. In lieu of “flip-in” feature described above, our board of directors may, at its option at any time after a person or group becomes an Acquiring Person, exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of our common stock at an exchange ratio of one share of our common stock per Right (subject to adjustment).
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Flip-Over. If we are later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person or its affiliates may purchase, for the Exercise Price, a number of shares of our common stock of the person engaging in the transaction having a market value of twice the Exercise Price.

Provisions of the Series A Preferred Shares

Each Series A Preferred Share, if issued:

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will not be redeemable;
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when and if any dividend is declared on our common stock, entitle the holder to a preferential quarterly dividend payment equal to 1,000 times the aggregate per share price of all cash and non-cash dividends declared per share of our common stock;
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will entitle the holder upon liquidation either to receive $1,000 plus an amount equal to accrued and unpaid dividends and distributions thereon or an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of our common stock;
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will have 1,000 votes, voting together with our common stock;
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if shares of our common stock are exchanged via merger, consolidation, or a similar transaction, will entitle the holder to a per share payment equal to 1,000 times the amount of consideration received per share of our common stock; and
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the Series A Preferred Shares would rank junior to any other series of the Company’s preferred stock.

The value of one-thousandth interest in a Preferred Share is intended to approximate the value of one share of our common stock.

Expiration; Amendments

The Rights will expire on the Final Expiration Date. The terms of the Rights Agreement may be amended by our board of directors without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our board of directors may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

Redemption

Our board of directors may redeem the Rights for $0.001 per Right at any time prior to the earlier of (A) such time as any person or group becomes an Acquiring Person or (B) the close of business on the Final Expiration Date. Following the expiration of the above periods, the Rights become nonredeemable. If our board of directors redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.001 per Right. The redemption price will be adjusted if the Company effects a stock split or stock dividend of our common stock.

Miscellaneous

Rights will have the benefit of certain customary anti-dilution provisions.

The Rights Agreement does not contain any dead-hand, slow-hand, no-hand or similar feature that limits the ability of a future board of directors to redeem the Rights. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Extraordinary Warrants

2021 Common Stock Warrants

On January 15, 2021, TempestTx, Inc. (formerly Tempest Therapeutics, Inc., “Legacy Tempest”) issued warrants for the purchase of shares of preferred stock of TempestTx, Inc. to Oxford Finance LLC (the “2021 Warrants”). Upon the closing of Legacy Tempest’s business combination with the Company, in accordance with the terms of the Agreement and Plan of Merger, dated as of March 29, 2021, by and among the Company, Legacy Tempest and Mars Merger Corp., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other matters, Merger Sub merged with and into Legacy Tempest, with Legacy Tempest continuing as a wholly owned subsidiary of the Company and the surviving corporation of the merger (the ”Merger”), the Company assumed all of the outstanding 2021 Warrants. Following the Merger, the 2021 Warrants were restated and become exercisable for shares of the Company’s common stock. As of December 31, 2025, 2021 Warrants exercisable into 464 shares of common stock remained outstanding. The 2021 Warrants are exercisable at any time and from time to time, in whole or in part, until their expiration on January 15, 2031, at an exercise price of $322.92 per share (subject to customary adjustments), and may also be exercised on a cashless basis. The issuance of common stock upon exercise of the warrants is not covered by an effective registration statement.

2026 Dividend Warrants

On February 3, 2026, pursuant to the terms and conditions described in the Warrant Agreement, dated February 3, 2026, between the Company, Computershare Inc., and its affiliate, Computershare Trust Company, N.A., as Warrant Agent, the Company issued, as a dividend, warrants to purchase an aggregate of 6,784,989 shares of common stock (the “Dividend Warrants”). As of February 28, 2026, Dividend Warrants exercisable into 6,784,989 shares of common stock remained outstanding. The Dividend Warrants cannot be exercised until there is an effective registration statement covering the sale of shares of common stock upon exercise of the Dividend Warrants. The Company intends to file a registration statement registering up to 6,784,989 shares of common stock issuable upon exercise of the Dividend Warrants under the Securities Act of 1933, as amended, following the effectiveness of which the Dividend Warrants will be exercisable at any time and from time to time, in whole or in part, until their expiration on February 3, 2031, at an exercise price of $18.48 per share. The Dividend Warrants are not eligible to be exercised on a cashless basis. The exercise price and the number of shares issuable upon exercise of the Dividend Warrants are subject to customary adjustments in the case of stock dividends, stock splits, pro rata distributions, and similar events in respect of our common stock.

Common Stock Issuable Upon Exercise of Warrants

We currently have Series A warrants to purchase shares of common stock (the “Series A Warrants”), Series B warrants to purchase shares of common stock (the “Series B Warrants”) and pre-funded warrants (“Pre-Funded

Warrants”) to purchase shares of common stock issued and outstanding. The Series A Warrants and the Series B warrants are collectively referred to as the “Common Warrants,” and together with the Pre-Funded Warrants, the “Warrants.”

General

Fractional Shares

No fractional shares shall be issued upon the exercise of any Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of shares of common stock to be issued shall be rounded down to the next whole number and we shall pay the holder in cash the fair market value (based on the closing sale price) for any such fractional shares.

Exercise Limitations

Under the terms of the Warrants, we may not give effect to the exercise of any such Warrant, and a holder will not be entitled to exercise any portion of any such Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed a percentage set at the discretion of each Holder between 4.99% and 9.99%, of the number of shares of common stock outstanding immediately after giving effect to such exercise, which percentage may be increased or decreased at the holder’s election upon notice to us, up to 9.99% upon at least 61 days’ prior notice from the holder to us.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing

There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for the listing of Warrants on the Nasdaq Stock Market, any other national securities exchange or any other nationally recognized trading system.

No Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until such holder exercises the Warrant.

Common Warrants

Exercise Price

The Common Warrants have an exercise price of $2.16 per share.

Term

The Series A Warrants will become exercisable on the effective date of approval from our stockholders for the issuance of the shares issuable upon exercise of the Common Warrants (the “Stockholder Approval Date”) and have a term of five years from the later of the Stockholder Approval Date and the effectiveness date of a registration statements covering the resale of the shares of common stock underlying the Common Warrants (the “Effectiveness Date”). The Series B Warrants will become exercisable on the Stockholder Approval Date and have a term of twenty-four months from the later of the Stockholder Approval Date and the Effectiveness Date.

Fundamental Transactions

If, at any time while the Common Warrants are outstanding (i) we effect any merger or consolidation of the Company with or into another person, in which we are not the surviving entity or in which our stockholders immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding our common stock or greater than 50% of the voting power of the common equity of the Company, (iv) we, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property (except for any such transaction in which our stockholders immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such person immediately after the transaction), or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires greater than 50% of our outstanding shares of common stock or greater than 50% of the voting power of our common equity (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the holder shall have the right to receive, upon exercise of the Common Warrants, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise in full of the Common Warrants (including any Distributions or Purchase Rights then held in abeyance without regard to any limitations on exercise contained herein (the “Alternate Consideration”)). We shall not effect any Fundamental Transaction in which we are not the surviving entity or the Alternate Consideration includes securities of another person unless prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or other person (including any purchaser of assets of us) shall assume the obligation to deliver to the holder such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the Common Warrants.

Pre-Funded Warrants

Exercise Price

Each Pre-Funded Warrant will have an exercise price of $0.001 per share. In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of a Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Pre-Funded Warrants.

Term

Each Pre-Funded Warrant will be exercisable immediately upon the Original Issue Date (as defined in the Pre-Funded Warrant) until the Pre-Funded Warrant is exercised in full.

Fundamental Transactions

If, at any time while the Pre-Funded Warrants are outstanding (i) we effect any merger or consolidation of the Company with or into another person, in which we are not the surviving entity or in which our stockholders immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) we, directly or indirectly, effect any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by us or another person) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding our common stock or greater than 50% of the voting power of the common equity of the Company,

(iv) we, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property (except for any such transaction in which our stockholders immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such person immediately after the transaction), or (v) we, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another person or group of persons whereby such other person or group acquires greater than 50% of our outstanding shares of common stock or greater than 50% of the voting power of our common equity (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the holder shall have the right to receive, upon exercise of the Pre-Funded Warrants, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise in full of the Pre-Funded Warrants (including any Distributions or Purchase Rights then held in abeyance without regard to any limitations on exercise contained herein (the “Alternate Consideration”)). We shall not effect any Fundamental Transaction in which we are not the surviving entity or the Alternate Consideration includes securities of another person unless prior to or simultaneously with the consummation thereof, any successor to us, surviving entity or other person (including any purchaser of assets of us) shall assume the obligation to deliver to the holder such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the Pre-Funded Warrants.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

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before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
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upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

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any merger or consolidation involving the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
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any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

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the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Staggered Board

Our Restated Certificate and Bylaws divide our board of directors into three classes with staggered three year terms. In addition, our Restated Certificate and Bylaws provide that directors may be removed only for cause and only by the affirmative vote of the holders of 75% of our shares of capital stock present in person or by proxy and entitled to vote. Under our Restated Certificate and Bylaws, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Furthermore, our Restated Certificate provides that the authorized number of directors may be changed only by the resolution of our board of directors, subject to the rights of any holders of preferred stock to elect directors. The classification of our board of directors and the limitations on the ability of our stockholders to remove directors, change the authorized number of directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of us.

Authorized but Unissued Shares

The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of any exchange on which our shares are listed. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations; Stockholder Action

Our Restated Certificate and Bylaws provide that only our board of directors, the chairman of the board or our chief executive officer may call special meetings of stockholders, and the business transacted at a special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Our Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. Our Restated Certificate and Bylaws provide that our stockholders may not take any action by written consent in lieu of a meeting.

Super Majority Voting

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, require a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any election of directors. In addition, the affirmative vote of the holders of at least 75% of the votes that all of our stockholders would be entitled to cast in any election of directors is required to amend or repeal or to adopt any provisions inconsistent with certain of the provisions of our Restated Certificate.

Exclusive Forum

Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Company; (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders; (C) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the DGCL, our Restated Certificate or our Bylaws; or (D) any action asserting a claim against the Company or any director or officer or other employee of the Company governed by the internal affairs doctrine.

Indemnification

Our Restated Certificate provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of us, by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.